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                               CELADON GROUP, INC.

                                                                      EXHIBIT 22

                            Significant Subsidiaries





Celadon Trucking Services, Inc.

Cheetah Transportation Company

Cheetah Brokerage Company

Celadon Air Mexicana

Transportes RQF, S.A. de C.V. (RQF)

Celadon Logistics, Inc.

Celsur, Inc.

Celadon Travel, Inc.

Celadon Express, Inc.

Celadon Jacky Maeder Company

Randy International UK Ltd.

Guestair, Ltd.




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